EXHIBIT 99.1

LOS ANGELES
SINGAPORE
DUBLIN
PENANG
KUALA LUMPUR
BANGKOK

	Company Contact:	Investor Contact:
	A. Charles Wilson	Berkman Associates
	Chairman	(310) 277-5162
FOR IMMEDIATE RELEASE	(818) 787-7000	info@BerkmanAssociates.com

Trio-Tech Fiscal 2004 Third Quarter Net Income
Increases to $0.06 Per Share From $0.01 Per Share

Backlog Increases to $6.9 Million From $2.8 Million

Van Nuys, CA, — May 7, 2004 — Trio-Tech International (AMEX:TRT) today announced higher net income and backlog for the third quarter of fiscal 2004 compared to the same period last year.

Third Quarter Results

     Although total revenue for this year’s third quarter was $5,042,000 compared to $5,561,000 for the same period a year ago, net income for the third quarter ended March 31, 2004 increased to $168,000, or $0.06 per diluted share, from $28,000, or $0.01 per diluted share, for the third quarter of fiscal 2003. The decline in revenue was mainly attributable to the Distribution segment whose revenue has decreased by 63% from the third quarter ended March 31, 2003, due to fewer shipments of low margin front-end products in the quarter. Gross margin for the third quarter improved to 24% from 18% for the same period last year, reflecting a shift in the mix of business in favor of higher-margin revenue from the Company’s manufacturing segment. Total backlog at March 31, 2004 more than doubled to $6,898,000 from $2,822,000 at March 31, 2003, reflecting an increase in backlog in the Company’s semiconductor testing service segment to $4,440,000 from $1,740,000 as of the same date last year and an increase in manufacturing segment backlog to $1,859,000 from $640,000 as of the same date last year.

     Short-term deposits increased to $5,388,000 at March 31, 2004 from $4,308,000 at June 30, 2003, and shareholders’ equity rose to $8,922,000 from $8,590,000. “We are increasingly optimistic about the outlook for Trio-Tech,” said President and Chief Executive Officer S.W. Yong. “The increase in our testing service backlog is especially encouraging. We have worked hard over the past few years to increase efficiency, technology, and capacity in our testing service business, and our efforts now appear to be yielding exciting opportunities for our company. The improvement in the performance of our manufacturing segment is another encouraging sign for the future.”

     On March 29, 2004, Trio-Tech Malaysia, in which Trio-Tech owns a 55% interest, entered into an agreement to acquire the Burn-In Services Division of competitor TS Matrix Bhd, a Malaysian company, for approximately $1,000,000. “This acquisition will strengthen Trio-Tech Malaysia’s market position and expand its customer base, and give us the opportunity to improve the Division’s efficiency and increase revenue,” said Yong. The acquisition is subject to certain conditions, including completion of satisfactory due diligence, and is expected to close by the end of June.

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Trio-Tech Fiscal 2004 Third Quarter Net Income Increases to $0.06 Per Share
From $0.01 Per Share
May 7, 2004
Page Two

Third Quarter Segment Information

•	Net revenue for Trio-Tech’s testing services segment was $2,244,000 for the third quarter 2004 versus $2,327,000 for the same period a year ago. Operating income was $68,000 for the third quarter compared to $228,000 for last year’s third quarter.

•	Manufacturing segment revenue increased to $1,938,000 in the third quarter 2004 from $902,000 for the third quarter last year. Operating income was $52,000 in the third quarter 2004 compared to an operating loss of $264,000 for the same period a year earlier.

•	Distribution segment revenue decreased to $860,000 in third quarter 2004 from $2,332,000 for the third quarter last year. The operating loss was $17,000 in the third quarter of 2004 compared to an operating loss of $6,000 for the third quarter of fiscal 2003.

Nine Month Results

     For the nine months ended March 31, 2004, revenue was $13,948,000 compared to $16,527,000 for the same period last year. Net income for this year’s first nine months was $121,000, or $0.04 per diluted share. This compares to net income of $175,000, or $0.06 per diluted share, a year earlier.

     Net cash provided by operating activities was $1,102,000 for the first nine months of fiscal 2004 compared to $156,000 for the first nine months of fiscal 2003.

About Trio-Tech

     Founded in 1958, Trio-Tech International provides third-party semiconductor testing and burn-in services primarily through its laboratories in Southeast Asia. Headquartered in Van Nuys, California, the Company also designs, manufactures and markets equipment and systems used in the testing and production of semiconductors, and distributes semiconductor processing and testing equipment manufactured by others. For further information or to request quotations for any of Trio-Tech’s complete line of semiconductor test equipment, please visit the Company’s Web site at www.triotech.com.

Forward-Looking Statements

     This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and the following: the effectiveness of the cost reduction initiatives undertaken by the Company, changes in demand for the Company’s products, product mix, the timing of customer orders and deliveries, the impact of competitive products and pricing, excess or shortage of production capacity, and other risks discussed from time to time in the Company’s Securities and Exchange Commission filings and reports. In addition, such statements could be affected by general industry and market conditions and growth rates, and general domestic and international economic conditions. Such forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

(tables attached)

TRIO-TECH INTERNATIONAL AND SUBSIDIARIES

Condensed Consolidated Statements of Operations and Comprehensive Income
(In Thousands, Except per Share Amounts)(Unaudited)

	Nine Months Ended		Three Months Ended
	March 31,		March 31,
	2004	2003	2004	2003
NET SALES	$13,948	$16,527	$5,042	$5,561
COST OF SALES	10,402	12,378	3,843	4,535

GROSS PROFIT	3,546	4,149	1,199	1,026
OPERATING EXPENSES:
General and administrative	2,915	3,192	962	822
Selling	552	655	135	182
Research and development	88	89	29	34
(Gain) loss on disposal of property, plant and equipment	(58)	112	(62)	—

Total	3,497	4,048	1,064	1,038

INCOME (LOSS) FROM OPERATIONS	49	101	135	(12)
OTHER INCOME (EXPENSE)
Interest expense	(95)	(145)	(29)	(48)
Other income	263	241	67	76

Total	168	96	38	28

INCOME BEFORE INCOME TAXES AND MINORITY INTEREST	217	197	173	16
INCOME TAXES	40	71	7	21

INCOME (LOSS) BEFORE MINORITY INTEREST	177	126	166	(5)
MINORITY INTEREST	(56)	49	2	33

NET INCOME ATTRIBUTABLE TO COMMON SHARES	121	175	168	28

OTHER COMPREHENSIVE INCOME (LOSS):
Unrealized loss on investment	(45)	(24)	—	—
Foreign currency translation adjustment	242	(66)	19	(58)

COMPREHENSIVE INCOME (LOSS)	$318	$85	$187	$(30)

EARNINGS PER SHARE:
Basic	$0.04	$0.06	$0.06	$0.01

Diluted	$0.04	$0.06	$0.06	$0.01

WEIGHTED AVERAGE NUMBER OF COMMON AND POTENTIAL COMMON SHARES OUTSTANDING
Basic	2,931	2,928	2,933	2,928
Diluted	2,984	2,928	3,036	2,928

TRIO-TECH INTERNATIONAL AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In Thousands, Except Share Amounts)(Unaudited)

	March 31,	June 30,
	2004	2003
ASSETS
CURRENT ASSETS:
Cash	$1,166	$1,495
Short term deposits	5,388	4,308
Investments in marketable securities	—	485
Trade accounts receivable, net	3,698	3,643
Other receivables	450	373
Inventories, net	1,087	1,049
Prepaid expenses and other current assets	165	140

Total current assets	11,954	11,493
PROPERTY, PLANT AND EQUIPMENT, Net	5,310	5,210
OTHER ASSETS, Net	—	8

TOTAL ASSETS	$17,264	$16,711

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Lines of credit	$148	$300
Accounts payable	1,466	1,080
Accrued expenses	2,130	2,096
Income taxes payable	8	56
Current portion of notes payable	578	632
Current portion of capitalized leases	235	302

Total current liabilities	4,565	4,466

NOTES PAYABLE, net of current portion	680	492
CAPITALIZED LEASES, net of current portion	245	344
DEFERRED INCOME TAXES	738	711

TOTAL LIABILITIES	6,228	6,013

COMMITMENTS AND CONTINGENCIES
MINORITY INTEREST	2,114	2,108
SHAREHOLDERS’ EQUITY:
Common stock; no par value, authorized 15,000,000 shares; issued and outstanding 2,932,542 shares at Mar. 31, 2004 and 2,927,542 shares at June 30, 2003	9,437	9,423
Additional paid-in capital	284	284
Retained earnings (accumulated deficit)	(618)	(739)
Accumulated other comprehensive income-marketable securities	—	45
Accumulated other comprehensive loss-translation adjustment	(181)	(423)

Total shareholders’ equity	8,922	8,590

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$17,264	$16,711